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Exhibit 99.1

WellCare Signs Contract To Provide Medicaid Services In Eight Florida Regions

TAMPA, Fla. (Feb. 6, 2014) — WellCare Health Plans, Inc. (NYSE: WCG) today announced that its Staywell Health Plan has signed a contract with the Florida Agency for Health Care Administration (AHCA) to provide managed care services to Medicaid recipients in eight regions as part of the state’s Managed Medical Assistance (MMA) program. WellCare announced the award of a potential contract in September 2013.

WellCare’s Staywell Health Plan will serve Floridians in the MMA program who live in Regions 2, 3, 4, 5, 6, 7, 8 and 11. These regions include the Tallahassee, Gainesville, Jacksonville, Tampa-St. Petersburg, Orlando, Fort Meyers and Miami metropolitan areas.

“WellCare is proud to continue serving the state of Florida by providing quality, cost-effective health care solutions for some of the state’s most vulnerable citizens,” said David McNichols, state president, WellCare of Florida. “We have been serving the Florida Medicaid program for more than 19 years, and look forward to working with the state to expand coordinated care to more Floridians to help them to lead better and healthier lives.”

As of Sept. 30, 2013, WellCare serves approximately 390,000 Medicaid plan members, 84,000 Florida Healthy Kids members, 80,000 Medicare Advantage plan members and 39,000 Medicare Prescription Drug Plan members in Florida.

Please visit http://ahca.myflorida.com/#an to view the state of Florida’s full contract award announcement.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Fla., WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans. The company serves approximately 2.8 million members nationwide as of Sept. 30, 2013. For more information about WellCare, please visit the company's website at www.wellcare.com.

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Investor Relations
Gregg Haddad
813-206-3916
gregg.haddad@wellcare.com

Media Relations
Crystal Warwell Walker
813-206-2697
crystal.walker@wellcare.com